     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 1997

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       SYSTEM SOFTWARE ASSOCIATES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        36-3144515
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                      500 WEST MADISON STREET, 32ND FLOOR
                            CHICAGO, ILLINOIS 60661
                                (312) 641-2900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MR. JOSEPH J. SKADRA
                            CHIEF FINANCIAL OFFICER
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 WEST MADISON STREET, 32ND FLOOR
                            CHICAGO, ILLINOIS 60661
                                (312) 641-2900
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                            WILLIAM E. DORAN, ESQ.
                            SACHNOFF & WEAVER, LTD.
                       30 SOUTH WACKER DRIVE, 29TH FLOOR
                            CHICAGO, ILLINOIS 60606
                                (312) 207-1000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filer pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED
                                           PROPOSED       MAXIMUM
                             AMOUNT        MAXIMUM       AGGREGATE    AMOUNT OF
 TITLE OF SHARES TO BE        TO BE     OFFERING PRICE   OFFERING    REGISTRATION
       REGISTERED         REGISTERED(1)  PER SHARE(2)    PRICE(2)        FEE
---------------------------------------------------------------------------------
Common Stock, $.0033 par
 value(3)..............      775,000       $10.1167    $7,840,442.50  $2,587.35
---------------------------------------------------------------------------------

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(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g), based on the exercise price per share of warrants pursuant to which such shares may be issued by the Registrant.
(3) Includes certain stock purchase rights issued pursuant to a Rights
    Agreement.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 16, 1997


                                 775,000 SHARES

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                                  COMMON STOCK
                                $.0033 PAR VALUE

  All of the shares of the Common Stock, par value $0.0033 per share (the "Common Stock"), of System Software Associates, Inc., a Delaware corporation ("SSA" or the "Company"), offered hereby (the "Shares") are issuable by the Company upon the exercise of warrants (collectively, the "Warrants") to purchase Common Stock. All of the Shares are being offered by the Warrantholders who are named herein under "Selling Stockholders" or by pledgees, donees, transferees or other successors in interest and permitted assigns of such selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares, however, the Company could receive up to $7,840,442.50 upon exercise of the Warrants, which will be used for working capital and other general corporate purposes.

  The Company has not made any underwriting arrangements with respect to the Shares. SSA's Common Stock is quoted on the Nasdaq National Market under the symbol SSAX. On June 13, 1997, the last sale price reported was $7.81.

  This Prospectus is to be used in connection with the sale of the Shares from time to time by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders, directly or through underwriters, dealers or agents, in market transactions, including block trades or ordinary brokers transactions or in privately-negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of securities covered hereby. See "Plan of Distribution and Offering Price."

  The Company will pay certain of the legal and other expenses of this offering (not to exceed $30,000), except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of their Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. See "Plan of Distribution and Offering Price."

                                  -----------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   (SEE "RISK FACTORS" BEGINNING ON PAGE 2.)

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION, NOR  HAS THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

               The date of this Prospectus is            , 1997.

  No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Shares offered hereby:

NET LOSSES; UNCERTAINTY OF FUTURE RESULTS

   Although the Company had an operating profit for the quarter ended April 30, 1997, the Company has experienced operating and net losses in 1996 and in its six months ended April 30, 1997. There can be no assurance that the Company will not continue to incur operating and net losses. The Company's future operating results will depend upon a number of business factors, including other factors discussed in these "Risk Factors," as well as general economic conditions. Furthermore, prior to a given year or other fiscal period, the Company hires sales and product development personnel and makes other decisions which will result in increased expenses in such year or other period, based upon anticipated revenues for such year or other period. Due to the seasonality and concentration of the Company's revenues at the end of fiscal periods, particularly the fourth quarter, and the Company's cost structure, if revenue targets are not met, any or all of the Company's operating results, financial position and liquidity and capital resources would be materially adversely affected. See "--Variability of Quarterly Operating Results; Seasonality." The Company has already made many of its hiring and other decisions with respect to expenditures for 1997.

  The Company recently raised $12 million through the issuance of a convertible subordinated promissory note to a private investor to meet anticipated cash requirements in the near term. Management believes that, with an anticipated return to profitability within the current fiscal year, cash generated from operations combined with current working capital will provide sufficient liquidity to meet the Company's ordinary capital requirements through the end of the 1997 fiscal year. However, there can be no assurance that the Company's actual financial results will be as expected and the failure to meet such financial expectations (and its resulting impact on the Company's capital resources) could have a material adverse effect on the Company's financial position, business and operations.

  At April 30, 1997, $46 million was outstanding under the Company's multi-bank line of credit and $25.8 million was outstanding on the Company's Senior Notes. The maturity date of the multi-bank line of credit and the Senior Notes is November 1, 1997. The Company is presently exploring the possibility of a public or private sale of additional debt or equity securities to refinance existing debt and provide needed working capital to fund an accelerated growth strategy for the Company's new version of its client/server software product. However, there can be no assurance that the Company will be able to raise sufficient funds to refinance its existing indebtedness by its stated maturity date or negotiate acceptable extensions of such maturities. The failure to do so will have a material adverse effect on the Company's business, operations and financial position.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

  The Company's net revenues and operating results can vary, sometimes substantially, from quarter to quarter. The Company's revenues in general, and in particular its license fee revenues, are relatively difficult to forecast due to a number of reasons, including (i) the relatively long sales cycles for the Company's products, (ii) the size and timing of individual license transactions, (iii) the timing of the introduction of new product functionality by the Company or its competitors, (iv) the potential for delay or deferral of customer purchases of the Company's software, (v) changes in customer budgets and (vi) seasonality of technology purchases and other general economic conditions. In recent years, the Company has realized an increasingly high portion of total net revenues from individually large licenses which contributes to greater quarterly variability.

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. The Company believes that fourth fiscal quarter revenues are positively impacted by the Company's sales compensation plans. This factor, which the Company believes is common in the computer software industry, typically results in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter. In addition, the Company's European operations generally provide lower revenues in the summer months as a result of the generally reduced economic activity in Europe at such time. This seasonal factor could adversely affect third quarter revenues.

  The Company's business planning and control software product (BPCS) generally is shipped as software licenses are finalized. As a result, license fee revenues in any quarter are substantially dependent on software license agreements finalized in that quarter. Because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses and an adverse effect on the Company's liquidity and financial position.

COMPETITION

  The enterprise resource planning ("ERP") application software market is highly competitive, is changing rapidly, and is significantly affected by new product introductions and other market activities of industry participants. The Company's BPCS product is targeted at the market for open systems, client/server ERP software solutions, and the IBM AS/400 ERP market. The Company's current and prospective competitors offer a variety of products and solutions to address these markets. The Company's primary competition comes from a large number of independent software vendors and other sources including (i) companies offering products that run on AS/400 and other mid-range computers including J.D. Edwards, and (ii) companies offering products that run on Unix-based systems in a client/server environment such as Oracle Corporation (Oracle), Baan Company N.V. (Baan) and SAP AG. In addition, the Company faces indirect competition from suppliers of custom-developed business application software that have focused mainly on proprietary mainframe- and minicomputer-based systems with highly customized software, such as the systems consulting groups of major accounting firms and systems integrators. The Company also faces indirect competition from "home-grown" systems developed by the internal MIS departments of large organizations.

  Some of the Company's competitors have longer operating histories, greater financial, technical, marketing and other resources than the Company, greater name recognition, and a larger installed base of customers in the Unix-based, client/server ERP market. Further, because the Company's product runs on relational database management systems (RDBMS) and Oracle has the largest market share for RDBMS software, Oracle may have a competitive advantage in selling its application products to its RDBMS customer base. The Company may also face market resistance from its large installed base of legacy systems because of the reluctance of these customers to commit the time and effort necessary to convert to an open systems-based client/server software solution. Furthermore, as the client/server computing market develops, companies with significantly greater resources than the Company could attempt to increase their presence in the ERP market by acquiring or forming strategic alliances with competitors of the Company.

  In the market for client/server ERP systems, the Company and its customers rely on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of the Company's product during the evaluation stage of the purchase process. Although the Company seeks to maintain close relationships with these third party implementation providers, many of these third parties have similar, and usually more established, relationships with the Company's principal competitors. If the Company is unable to develop and retain effective, long-term relationships with a sufficient number of these third parties, it would adversely affect the Company's competitive position. Further, there can be no assurance that these third parties, some of which have significantly greater financial, technical and marketing resources than the Company, will not market software product in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its product.

  The Company believes that its future strength will depend in part on its ability to expand sales of BPCS Client/Server. Many of the Company's competitors currently offer applications products for client/server systems. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business.

RAPID TECHNOLOGICAL CHANGE

  The market for the Company's software product is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and preferences, and frequent new introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product and to develop and introduce new product functionality that keeps pace with technological developments, satisfies increasingly sophisticated customer requirements and achieves market acceptance. In particular, the Company must continue to anticipate and respond adequately to advances in RDBMS software and desktop computer operating systems such as Windows. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new product functionality that respond to technological advances by others, or that its new product functionality will achieve market acceptance.

  As a result of the complexities inherent in both the RDBMS and client/server environments and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new product functionality can require long development and testing periods to achieve market acceptance. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite rigorous testing by the Company, are discovered only after product has been installed and used by customers. The Company has on occasion experienced delays in the scheduled introduction of new and enhanced product functionality. There can be no assurance that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of the product and adversely affect operating results. Problems encountered by customers installing and implementing new releases or with performance of the Company's product can be expected to occur, given the inherent complexities of its client/server based product. To the extent that the customer, its third party integrator and/or the Company are unable to adequately resolve such issues, it could have a material adverse effect on the Company's business, operating results and financial position. In April 1996, the Company first introduced (Version 6.0) of its Business Planning and Control System applications product line. Due to SSA's relatively limited experience with fully implemented operations installations of Version 6.0 at customer sites, and due to the inherent complexities of the client/server based product, there can be no assurance that releases of Version 6.0 will not require software modifications to satisfy performance requirements of customers or to fix previously undetected errors. If customers were to experience significant problems with the implementation and installation of this release or are dissatisfied with product functionality or performance, the Company's business, financial condition and results of operations could be materially adversely affected.

DEPENDENCE ON AS/400 USERS

  At the same time that the Company has developed new versions of its BPCS product for the open systems marketplace, the Company remains a leading supplier of ERP applications for IBM AS/400 installations in the industrial sector. In fiscal 1996, over 75% of the Company's software license fee revenue was derived from the AS/400 market. Therefore, even as the Company continues to innovate and market versions of BPCS for the open systems environment, a substantial portion of the Company's future revenues will be derived from and dependent upon the continued widespread use of the AS/400 and the continued support of the AS/400 by IBM. While the Company believes that customers will continue to use and IBM will continue to support the AS/400 there can be no assurance of such continued use and/or support. The Company will be required and intends to continue to devote substantial resources to supporting its installed base of AS/400 customers and the version of BPCS used by them. In order to retain its AS/400 customers, the Company may be required to adapt its BPCS product to any changes made in the AS/400 operating system in the future. The Company's inability to adapt to future changes in the AS/400 operating system, or delays in doing so, could have a material adverse effect on the Company's business, operating results and financial condition.

ENTRY INTO UNIX MARKET; HIGHLY COMPLEX SALES ENVIRONMENT

  The Company has only recently developed and begun to market BPCS Client/Server for Unix operating environments. The market for open systems based applications differs in many respects from the market for AS/400 based applications which historically had been the Company's exclusive focus. Among other things, the Unix market is characterized by numerous database vendors, hardware vendors, systems integrators and consultants, all of whom can influence the purchase of enterprise applications such as those marketed by the Company. There can be no assurance that the Company's sales and marketing efforts will be successful in this highly complex sales environment. The Company's inability to implement successful sales and marketing efforts in the Unix market could have a material adverse effect on the Company's business, operating results and financial condition.

LAWSUITS

  In January 1997, class action lawsuits were filed in state court in Illinois and in the federal court in Chicago, Illinois against the Company and certain of its officers. The federal actions allege damages to persons who purchased the Company's Common Stock during the period August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The state court action alleges damages to persons who purchased the Company's Common Stock during the period November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated statutory and common law. The lawsuits name the Company and several of its officers and directors as defendants, and allege violations of securities laws, fraud and negligence in connection with the restatement of the Company's financial statements for the fiscal years ended 1994 and 1995. The complaints do not specify the amounts of damages sought.

  Although the outcome of these proceedings cannot be determined with certainty, the Company intends to defend the actions vigorously, and, in consultation with its legal counsel, believes that the allegations are without merit and that the final outcomes should not have a material adverse effect on the Company's operations or financial position.

INTERNATIONAL OPERATIONS

  The Company currently operates in 50 countries. The Company's operations are subject to risks inherent in international business activities, including, in particular, general economic conditions in each country, overlap of different tax structures, management of an organization spread over various countries, exposure to currency fluctuations, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivables payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates.

RELIANCE ON CERTAIN RELATIONSHIPS

  In the Unix-based marketplace, the Company relies on a number of consulting and systems integration firms to enhance its marketing, sales and customer support efforts, particularly with respect to implementation and support of its product as well as lead generation and assistance in the sales process. As the Company continues to implement its strategy of focusing on the licensing of its product in the Unix-based marketplace, the Company will become increasingly dependent upon third party implementation providers for product implementation, end user training and sales support. Although the Company seeks to maintain close relationships with these firms, many such firms have similar, and usually more established, relationships with the Company's principal competitors. There can be no assurance that these third party service firms will provide the level and quality of service required to meet the needs of the Company's end users, nor can there be any assurance that such service firms will recommend the Company's product to their clients when assisting their clients in product selection decisions.

ABILITY TO ENFORCE THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of the protections provided under applicable copyright and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. Despite the Company's efforts, it may be possible for unauthorized third parties to copy certain portions of the Company's product or to reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary software against unauthorized third party copying or use, which could adversely affect the Company's competitive position.

CONTROL BY EXISTING STOCKHOLDER

  Roger E. Covey, Chairman and Chief Executive Officer of the Company, currently beneficially owns approximately 31.3% of the Company's outstanding Common Stock. Accordingly, Mr. Covey may have the effective power to influence significantly the outcome of matters submitted for stockholder action, including the election of members of the Company's Board and the approval of significant change in control transactions, and may be deemed to have control over the management and affairs of the Company. This significant equity interest in the Company may have the effect of making certain transactions more difficult absent the support of Mr. Covey and may have the effect of delaying or preventing a change in control of the Company.

VOLATILITY OF STOCK PRICE

  The market prices for securities of technology companies have been volatile. Announcements of technological innovations by the Company or its competitors, developments concerning proprietary rights and economic or other external factors may have a significant impact on the Company's business and on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

ANTI-TAKEOVER CONSIDERATIONS

  The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. The Company has also adopted a stockholders rights plan, which can have a significant anti-takeover effect by inhibiting a potential offeror, the value of whose acquired shares would be substantially diluted by the operation of the plan. A change of control, as defined in the Company's principal credit facilities, constitutes an event of default in such credit facilities. These provisions could serve to impede or prevent a change of control or have a depressive effect on the price of the Company's equity securities.

                             AVAILABLE INFORMATION

  SSA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Copies of reports, proxy and information statements and other information are available on the Commission's Web site at http://www.sec.gov.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Company's Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company incorporates herein by reference the following documents it has previously filed with the Commission (File No. 0-15322) pursuant to the Exchange Act:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, as amended;

    (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1997;

    (c) the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 28, 1997;

    (d) the Company's Current Report on Form 8-K filed April 30, 1997;

    (e) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997;

    (f) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective February 12, 1987; and

    (g) the description of the Company's Common Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed May 18, 1988.

  All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Investor Relations Department, System Software Associates, Inc., 500 West Madison Street, 32nd Floor, Chicago IL 60661, Telephone: (312) 641-2900.

                                  THE COMPANY

  SSA is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. SSA's BPCS (Business Planning and Control System) product provides business process reengineering and integration of an enterprises' operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS Client/Server solution delivers scaleability, interoperability and reconfigurability in its comprehensive product suite to meet changing market demands. The distributed object computing architecture of BPCS Client/Server provides the benefits of next generation technology in conformity with industry standards. The Company markets, sells and services its product to intermediate and large size enterprises through its own worldwide sales organization and a worldwide network of approximately 90 independent software companies and major systems integrators.

  The Company's executive offices are located at 500 West Madison Street, 32nd Floor, Chicago, IL 60661. The Company's telephone number is (312) 641-2900.

                              SELLING STOCKHOLDER

  On March 4, 1997, the Company issued Warrants to the Selling Stockholders named below exercisable for an aggregate of 775,000 Shares of Common Stock. As of the date hereof all of the Shares obtainable upon exercise of the Warrants are being offered by the Selling Stockholders by means of this Prospectus. The percentage of outstanding shares of the Company's Common Stock held by each Selling Stockholder prior to and after the offering to which this Prospectus relates represents less than one percent (1%) of the outstanding shares of the Company's Common Stock.

                                            NUMBER OF
                                              SHARES                NUMBER OF
                                           BENEFICIALLY  MAXIMUM      SHARES
                                           OWNED PRIOR  NUMBER OF  BENEFICIALLY
                                                TO        SHARES   OWNED AFTER
      SELLING STOCKHOLDER                  OFFERING(1)  OFFERED(1)   OFFERING
      -------------------                  ------------ ---------- ------------
      Bank of America Illinois............   250,000     250,000         0
      American National Bank and Trust
       Company of Chicago.................   250,000     250,000         0
      Massachusetts Mutual Life Insurance
       Company............................    89,904      89,904         0
      Principal Mutual Life Insurance
       Company............................   185,096     185,096         0

--------
(1) The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of SSA that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

                    PLAN OF DISTRIBUTION AND OFFERING PRICE

  The Shares may be sold from time to time by the Selling Stockholders, or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. The Selling Stockholders and any brokers or dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  The Company will pay the registration expenses incident to the offering and sale of the Shares by the Selling Stockholders to the public. Such expenses include legal and accounting expenses (not to exceed $30,000), filing fees payable to the Commission, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents for the Selling Stockholders.

  Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with or perform services for SSA or one or more of the Selling Stockholders in the ordinary course of business.

  SSA Common Stock is currently traded on the Nasdaq National Market. The public offering price for any Shares that are sold will be determined by the price indicated on such system at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyer and the particular Selling Stockholder, or its agent.

                               VALIDITY OF STOCK

  The validity of the Shares will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois ("S&W"). In October 1992, in consideration for the continued and future services on the Company's Board of Directors of William N. Weaver, Jr., the Company granted a stock option to S&W, of which Mr. Weaver is a member. This option covers 33,750 shares, is exercisable at $10.3889 per share (the fair market value of the Company's Common Stock on October 12, 1992, the date the options were granted) and becomes exercisable in equal portions on the five anniversaries of the grant date. In consideration of the option grant, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors. In December 1994, the Company granted S&W additional options to purchase 22,500 shares. The later options are exercisable at $9.83 per share, the fair market value of the Company's Common Stock on the date of grant, and become exercisable in equal portions on the five anniversaries of the grant date. In addition to his beneficial ownership of the shares subject to the foregoing options, Mr. Weaver personally owns 300,000 shares of the Company's Common Stock.

                                    EXPERTS

  The financial statements as of October 31, 1996 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K of System Software Associates, Inc. for the year ended October 31, 1996 have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements as of October 31, 1995 and 1994 and for each of the two fiscal years in the period ended October 31, 1995 incorporated in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

      SEC Filing Fee for Registration Statement........................ $ 2,588
      Accounting Fees..................................................   5,000*
      Legal Fees and Expenses..........................................  20,000*
      Miscellaneous....................................................   2,412*
                                                                        -------
          Total........................................................ $35,000
                                                                        =======

--------
*Estimated Amount

  All of the expenses listed above will be borne by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-laws of the Registrant provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law.
Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the company unless a court determines otherwise.

  The Certificate of Incorporation of the Registrant, as amended to date, provides that the personal liability of the directors of the Registrant shall be eliminated to the fullest extent permitted by applicable law. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such provision shall not apply to any liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

  (a) Exhibits:

      4.1 Certificate of Incorporation, as amended to date (1)
      4.2 By-Laws, as amended to date (2)
      4.3 Rights Agreement Dated as of May 3, 1988 (3)
      4.4 Registration Rights Agreement dated as of March 4, 1997, among the
          Registrant, Bank of America Illinois, American National Bank and
          Trust Company of Chicago, Massachusetts Mutual Life Insurance Company and Principal Mutual Life Insurance Company.
      4.5 Form of Warrants issued to Bank of America Illinois, American
          National Bank and Trust Company of Chicago, Massachusetts Mutual Life
          Insurance Company and Principal Mutual Life Insurance Company.

      5.1 Opinion of Sachnoff & Weaver, Ltd. regarding the legality of the securities being registered
     23.1 Consent of Price Waterhouse LLP
     23.2 Consent of KPMG Peat Marwick LLP
     23.3 Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)
          Powers of Attorney (included on the Signature Page of this
     24   Registration Statement)

--------
(1) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1987 (File No. 0-15322).
(2) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1989 (File No. 0-15322).
(3) Incorporated by reference from the Registrant's Form 8-K Current Report filed on May 18, 1988 (File No. 0-15322).

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON JUNE 16, 1997.

                                          System Software Associates, Inc.

                                                 /s/ Joseph J. Skadra
                                          By___________________________________
                                             Joseph J. Skadra, Vice President
                                               and Chief Financial Officer

June 16, 1997

  THE UNDERSIGNED OFFICERS AND DIRECTORS OF SYSTEM SOFTWARE ASSOCIATES, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT JOSEPH J. SKADRA AND WILLIAM E. DORAN, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, WITH FULL POWER TO THEM, AND EACH OF THEM, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT ON FORM S-3 FILED HEREWITH AND ANY AND ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS IN OUR NAMES AND ON OUR BEHALF IN OUR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE SYSTEM SOFTWARE ASSOCIATES, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR ANY OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Roger E. Covey            Chief Executive Officer and     June 16, 1997
____________________________________   Chairman of the Board of
           Roger E. Covey              Directors (Principal
                                       Executive Officer)

      /s/ Joseph J. Skadra           Chief Financial Officer,        June 16, 1997
____________________________________   Vice President--Finance
          Joseph J. Skadra             and Secretary (Principal
                                       Financial and Accounting
                                       Officer)

    /s/ Andrew J. Filipowski         Director                        June   , 1997
____________________________________
       Andrew J. Filipowski

        /s/ John W. Puth             Director                        June 16, 1997
____________________________________
            John W. Puth

   /s/ William N. Weaver, Jr.        Director                        June 16, 1997
____________________________________
       William N. Weaver, Jr.

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                  DESCRIPTION OF DOCUMENT                       PAGE
 -------                 -----------------------                   ------------
   4.1   Certificate of Incorporation, as amended to date               (1)
   4.2   By-Laws, as amended to date                                    (2)
   4.3   Rights Agreement Dated as of May 3, 1988                       (3)
   4.4   Registration Rights Agreement dated as of March 4,
         1997, among the Registrant, Bank of America Illinois,
         American National Bank and Trust Company of Chicago,
         Massachusetts Mutual Life Insurance Company and
         Principal Mutual Life Insurance Company.
   4.5   Form of Warrants issued to Bank of America Illinois,
         American National Bank and Trust Company of Chicago,
         Massachusetts Mutual Life Insurance Company and
         Principal Mutual Life Insurance Company.
   5.1   Opinion of Sachnoff & Weaver, Ltd. regarding the
         legality of the securities being registered............
  23.1   Consent of Price Waterhouse LLP........................
  23.2   Consent of KPMG Peat Marwick LLP.......................
  23.2   Consent of Sachnoff & Weaver, Ltd. (included in Exhibit        --
         5)
  24     Powers of Attorney (included on the Signature Page of          --
         this Registration Statement)

--------
(1) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1987 (File No. 0-15322).
(2) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1989 (File No. 0-15322).
(3) Incorporated by reference from the Registrant's Form 8-K Current Report filed on May 18, 1988 (File No. 0-15322).